EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 27th day of January, 2015, by and between MONEYTREE CORPORATION, a Tennessee corporation (“MT” and, unless the context otherwise requires, the term “MT” shall include MT and its wholly-owned subsidiary bank, FIRST NATIONAL BANK, a national bank with its main office in Lenoir City, Tennessee (the “Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”).

WHEREAS, the respective boards of directors of MT and United deem it advisable and in the best interests of each such entity and their respective shareholders that MT merge with and into United (the “Merger”), with United being the surviving corporation in a transaction with consideration consisting of $10,746,626 and 2,358,654 shares of United’s common stock (together, the “Merger Consideration”);

WHEREAS, the respective boards of directors of MT and United deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB”), with UCB being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);

WHEREAS, the boards of directors of the respective entities believe that the merger of MT and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks; and

WHEREAS, United and MT intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that United and MT will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, MT shall merge with and into United in accordance with the Tennessee General Corporation Act, Chapters 11-27 of Title 48 of the Tennessee Code, and the Georgia Business Corporation Code, Chapter 2 of Title 14 of the Official Code of Georgia (the “Georgia Code”).  Upon consummation of the Merger, the separate corporate existence of MT (sometimes referred to as the “Merged Corporation”) shall cease and United shall survive and continue to exist as a corporation incorporated under the Georgia Code (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.”  The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the Merger.  The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger (the “Certificate of Merger”) with the Georgia Secretary of State pursuant to Section 1.3.

1.2          Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of United, MT or the shareholders of either of the foregoing:

(a)           Each share of United’s common stock, $1.00 par value per share, (“United Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;

(b)           The holders of common stock, $2.50 par value per share, of MT (“MT Common Stock”) and holders of Series C Cumulative Convertible Preferred Stock, $1,000 par value per share, of MT (“MT Convertible Preferred Stock”) shall be entitled to elect to receive, in exchange for their shares of MT Common Stock and MT Convertible Preferred Stock shares of United Stock, cash or a combination thereof, in the amounts specified by such holders in accordance with the provisions of Section 1.2(c) below, and each share of MT Common Stock and MT Convertible Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted on the Effective Time into fully paid and nonassessable shares of United Stock and/or cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(e) below:

(i)           3.5832 shares of United Stock for each outstanding share of MT Common Stock and 89.58 shares of United Stock for each outstanding share of MT Convertible Preferred Stock (the “Stock Exchange Ratio”);

(ii)          $65.00 in cash, without interest, per share of MT Common Stock and $1,625 in cash, without interest per share of MT Convertible Preferred Stock (the “Cash Exchange Rate”); or

(iii)         any combination thereof;

provided, however, that no more than 154,428 shares of MT Common Stock and 405 shares of MT Convertible Preferred Stock may be exchanged for cash (the “Maximum Cash Election”) and no more than 617,714 shares of MT Common Stock and 1,622 shares of MT Convertible Preferred Stock may be exchanged for United Stock (the “Maximum Stock Election”) and any shares of MT Common Stock and MT Convertible Preferred Stock elected to be exchanged for cash above the Maximum Cash Election or stock above the Maximum Stock Election shall be subject to proration as provided in Section 1.2(c) below.

(c)           At the same time that the notice of the Special Meeting described in Section 2.2 is first mailed to MT shareholders, a form of election shall also be mailed to each MT shareholder (the date of such form of election being referred to herein as the “Mailing Date”).  Each MT shareholder shall indicate thereon his, her or its preference as to the proportion of United Stock and/or cash which he, she or it desires to receive in exchange for his, her or its MT Common Stock or MT Convertible Preferred Stock, and shall return the form to the Secretary of MT prior to the date of the Special Meeting.  If a MT shareholder does not make such an election by the date of the Special Meeting, such shareholder shall receive cash as set forth in Section 1.2(b)(ii) above unless the number of shares for which cash elections have been received exceeds the Maximum Cash Election, in which case such shareholder shall receive United Stock as set forth in Section 1.2(b)(i) above.  If holders of MT Common Stock and MT Convertible Preferred Stock elect to receive cash for a number of shares of MT Common Stock and MT Convertible Preferred Stock in excess of the Maximum Cash Election or elect to receive United Stock for an aggregate number of shares of MT Common Stock and MT Convertible Preferred Stock in excess of the Maximum Stock Election, then the number of shares exchanged for cash or United Stock, respectively, by each shareholder so electing will be reduced such that the amount of shares exchanged for cash equals the Maximum Cash Election and the amount of shares exchanged for United Stock equals the Maximum Stock Election, based on the ratio that the number of shares elected to be exchanged by such shareholder bears to the total number of shares elected to be exchanged for cash or United Stock by all MT shareholders.  To the extent a MT shareholder does not receive the number of shares of United Stock determined pursuant to Section 1.2(b)(i) above for each share of MT Common Stock or MT Convertible Preferred Stock such shareholder elected to be exchanged for United Stock or the amount in cash determined pursuant to Section 1.2(b)(ii) above for each share of MT Common Stock or MT Convertible Preferred Stock such shareholder elected to be exchanged for cash due to the proration provided in this Section 1.2(c), such shareholder shall be entitled to receive the amount in cash determined pursuant to Section 1.2(b)(ii) above for each remaining share of MT Common Stock or MT Convertible Preferred Stock not exchanged for United Stock or the number of shares of United Stock determined pursuant to Section 1.2(b)(i) for each remaining share of MT Common Stock or MT Convertible Preferred Stock not exchanged for cash, respectively.

(d)           Also at the Effective Time, all rights with respect to MT Common Stock pursuant to stock options (the “MT Stock Options”) granted by MT which are outstanding at the Effective Time, whether or not exercisable, shall be terminated by MT and converted at the Effective Time, subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(e) below, into an amount equal to $10.00 in cash, without interest, per share of MT Common Stock issuable upon the exercise of each such MT Stock Option.  Prior to the Effective Time, MT shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding MT Stock Options to give effect to the transactions contemplated by this Section 1.2(d), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(d), ensure that neither MT nor the Bank remains bound by or liable for) any outstanding MT Stock Options or other rights to acquire MT Common Stock and (iii) ensure that any MT plans, agreements or other arrangements which allow the grant of MT Stock Options or other rights to acquire MT Common Stock, if any, will be amended to eliminate the ability to grant any such MT Stock Options or other rights to acquire MT Common Stock effective as of immediately after the Effective Time.  All payments under this Section 1.2(d) shall be made at or as soon as administratively practicable (and within thirty (30) days) after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholdings.

(e)           If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time then the shares to be issued hereunder to holders of MT Common Stock and MT Convertible Preferred Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the United Common Stock if (i) United issues additional shares of United Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) United issues employee or director stock options, grants or similar equity awards or United Common Stock upon exercise or vesting of any such options, grants or awards.

(f)           No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest.  In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of MT Common Stock as determined by multiplying 3.5832 (and for the MT Convertible Preferred Stock 89.58) by the closing price for United Stock on the Nasdaq Global Select Market trading day immediately preceding the Effective Time.

(g)           As soon as practicable after the Effective Time, each holder as of the Effective Time of any of the shares of MT Common Stock and MT Convertible Preferred Stock to be converted by such holder as elected by such holder as above provided, upon presentation and surrender of such shares to United, shall be entitled to receive in exchange therefor the number of uncertificated, book-entry shares of United Stock pursuant to Section 14-2-626 of the Code and/or cash to which such shareholder shall be entitled according to the terms of this Agreement.  Until such surrender, each outstanding uncertificated or certificated share of MT Common Stock and MT Convertible Preferred Stock which prior to the Effective Time represented MT Common Stock or MT Convertible Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock and/or cash into which the same shall have been converted as elected by such holder, and the right to receive payment for fractional shares.

(h)           No dividends or other distributions with respect to United Common Stock shall be paid to the holder of any unsurrendered MT Common Stock or MT Convertible Preferred Stock with respect to the shares of United Common Stock represented thereby, in each case unless and until the surrender of each outstanding uncertificated or certificated share of such MT Common Stock or MT Convertible Preferred Stock in accordance with this Section 1.2.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such uncertificated or certificated share of such MT Common Stock or MT Convertible Preferred Stock in accordance with this Section 1.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of United Common Stock represented by such MT Common Stock or MT Convertible Preferred Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of United Common Stock represented by such MT Common Stock or MT Convertible Preferred Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the United Common Stock issuable with respect to such MT Common Stock or MT Convertible Preferred Stock.

(i)           Any shares of United Common Stock or cash that remains unclaimed by the shareholders of MT will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and United shall not be liable to any former holder of shares of MT Common Stock or MT Convertible Preferred Stock for any amount so delivered.

(j)           If any MT Common Stock or MT Convertible Preferred Stock certificate or option shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed MT Common Stock or MT Convertible Preferred Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such MT Common Stock or MT Convertible Preferred Stock certificate or option.

(j)           United or its paying agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code.  To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of United, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United.

(k)           Except as otherwise provided in this Section 1.2, in no event shall the total number of shares of United Stock issued in connection with the Merger exceed 2,358,654.

1.3           Closing.  The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto.  On the Closing Date, United shall file the Certificate of Merger with the Georgia Secretary of State.

1.4           Articles of Incorporation and Bylaws of the Surviving Corporation.  The Amended and Restated Articles of Incorporation of United, as heretofore amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation.  Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of United, as heretofore amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5           Directors of Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of United in office immediately prior to the Effective Time.

1.6           Bank Merger.  The Bank shall be merged with and into UCB in accordance with and in the manner set forth in the Bank Merger Agreement.

1.7           Additional Actions.  If, at any time after the Effective Time, United shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of MT, or (ii) otherwise carry out the purposes of this Agreement, MT and its officers and directors shall be deemed to have granted to United an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of MT, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of United are authorized in the name of MT or otherwise to take any and all such action.

ARTICLE II

OTHER AGREEMENTS

2.1           Registration and Listing of United Stock.  (a) United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of MT pursuant to this Agreement and to use its reasonable commercially reasonable efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date.  United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger.  MT agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of MT, together with the audited financial statements of MT, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement.  The United Registration Statement shall not cover resales of United Stock by any of the shareholders of MT, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

(b)          United agrees to list on the Nasdaq Global Select Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of MT pursuant to this Agreement.

2.2           Meeting of MT Shareholders.  MT shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval.  In connection with the Special Meeting, United and MT shall together prepare and submit to the MT shareholders a notice of meeting, proxy statement and proxy (the “MT Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

2.3           Access to Properties, Books, Etc.  MT shall allow United and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of MT’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations.  MT shall cause its and its subsidiaries’ personnel, employees and other representatives to assist United in making any such investigation.  During such investigation, United and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise MT of those items of which copies are made.  No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

2.4           Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition.  Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement.  The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.

2.5           Cooperation.  Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.6           Expenses.  All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United.  All expenses incurred by MT in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities the transactions contemplated hereby and thereby and the cost of reproducing and mailing the MT Proxy Materials (the “MT Expenses”), shall be paid by MT.

2.7           Preservation of Goodwill.  Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.8           Approvals and Consents.  Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.

2.9           Agreements by Directors and Shareholders.  The directors of MT will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees:  (a) to recommend to the shareholders of MT approval of the Merger; (b) to vote the capital stock of MT owned or controlled by them in favor of the Merger; and (c) to not compete with United for a period of one (1) year after the Closing Date.  Within twenty (20) days after the date of this Agreement, MT agrees that it will use its reasonable commercially reasonable efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of 10% or more of the issued and outstanding shares of MT Common Stock who is not a director of MT.

2.10        Press Releases.  Prior to the Closing Date, United and MT shall each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.11        Employee Benefits.  (a) Following the Closing Date, United shall provide generally to employees of MT who continue employment with United (“MT Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent with those then currently provided by United to its other similarly-situated employees.  For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by United to the MT Employees, service with MT prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of MT.  The MT Employees’ prior service with MT shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of MT.  United shall also waive all restrictions and limitations for preexisting conditions under United’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the MT Employees under the similar plan of MT.

(b)           Subject to applicable legal requirements, United and MT shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of MT after the Closing Date to transfer the amount credited to their accounts under the First National Bank 401(k) Plan (“MT 401(k) Plan”) through a rollover contribution into either the United Community Banks, Inc. 401(k) Plan (the “United 401(k) Plan”), if such employees are MT Employees, or a separate third party individual retirement account, or to take a cash distribution from the MT 401(k) Plan, provided, that (i) MT’s Board of Directors shall adopt resolutions to terminate the MT 401(k) Plan as of the last payroll date ending prior to the Closing Date, (ii) any rollovers to the United 401(k) Plan may include any promissory notes for loans made to MT Employees under the terms of the MT 401(k) Plan and (iii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the MT 401(k) Plan to the extent reasonably required by United.  For purposes of any vesting determinations (but not benefit accruals) in connection with the United 401(k) Plan, service with MT prior to the Closing Date shall be counted to the extent such service was counted under the MT 401(k) Plan.  For purposes of eligibility to participate in any matching contribution under the United 401(k) Plan, MT Employees shall be eligible on terms and conditions consistent with those then currently provided by United to its other similarly-situated employees based on their employment date with United.  For calendar year 2015, prior to the Closing Date MT shall make any necessary employer contributions to the MT 401(k) Plan due such MT Employees for compensation paid by MT during calendar year 2015 prior to termination of the MT 401(k) Plan.

2.12        Severance.  United agrees that it shall provide a severance package for all MT Employees who are not retained by United following the Closing Date, or who are otherwise displaced by United following the Closing Date.  Such severance package will be in accordance with United’s existing policies and practices as they apply to similarly-situated employees of United.

2.13        Directors’ and Officers’ Tail Coverage.  Prior to the Closing Date, United shall have, at United’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under MT’s existing directors’ and officers’ liability insurance policies as MT’s broker-of-record) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of MT or the Bank, who are currently covered by MT’s policies on terms similar to such existing insurance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MT

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, MT represents, warrants, covenants and agrees as follows:

3.1          Disclosure Memorandum.  MT has delivered to United a memorandum (the “Disclosure Memorandum”) containing certain information regarding MT as indicated at various places in this Agreement.  All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of MT under this Article III.  The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable.  All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading.  MT shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.

3.2          Corporate and Financial.

3.2.1           Corporate Status. MT is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has no direct or indirect subsidiaries other than the Bank.  The Bank is a national bank duly organized, validly existing, and in good standing under the laws of the United States.  MT and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

3.2.2           Authority; Enforceability.  (a)  Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals, as stated in Section 3.6.1 and the approval of MT shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(i)           violate any provision of federal or state law applicable to MT, the violation of which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii)          violate any provision of the charter or bylaws of MT;

(iii)         conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which MT is a party, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

 (iv)        constitute a violation of any order, judgment or decree to which MT is a party, or by which MT or any of its assets or properties are bound.

(b)           MT and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby.  Other than the approval of the MT shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by MT and the Bank and the consummation by MT and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by MT and the Bank, including all necessary action by the board of directors of MT and the Bank.  Other than the approval of the MT shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of MT and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by MT and the Bank and the consummation by MT and the Bank of the transactions contemplated hereby and thereby.  Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of MT, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(c)           “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of MT on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of MT to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of MT or the Bank taken with the express prior written consent of United, (4) general changes in national or Tennessee’s economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect MT, (5) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

3.2.3       Capital Structure.  (a)  As of the date of this Agreement, MT has authorized capital stock consisting solely of (i) 5,000,000 shares of MT Common Stock, of which 772,142 shares are issued and outstanding as of the date hereof, exclusive of 5,000 shares reserved for issuance upon exercise of outstanding MT Stock Options and 50,675 shares reserved for issuance upon the conversion of outstanding MT Convertible Preferred Stock, (ii) 9,992.00476 shares of Series A and B Preferred Stock, no par value, none of which are issued and outstanding, (iii) 50,000 shares of MT Convertible Preferred Stock, of which 2,027 shares are issued and outstanding, and (iv) 9,992 shares of Series D Non-Cumulative Perpetual Preferred Stock, no par value, of which 9,992 shares are issued and outstanding (the “MT SBLF Stock”; together with the MT Common Stock and the MT Convertible Preferred Stock, the “MT Stock”).  The Bank has authorized capital stock consisting solely of 1,800,000 shares of common stock, $2.50 par value per share (“Bank Stock”), 919,337 of which are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of MT Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws.  No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares MT Stock or Bank Stock previously issued.  None of the shares of MT Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders.  All of the issued and outstanding shares of the Bank Stock are owned by MT, and MT has no other subsidiaries.  The Bank has no subsidiaries.

(b)           Except for the MT Stock Options, MT does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of MT, or any other securities or debt of MT, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  Except as otherwise described in the Disclosure Memorandum, MT is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.  All outstanding MT Stock Options have an exercise price that is no less than the fair market value of the underlying MT Common Stock as of the date of grant of the MT Stock Option.  There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of MT capital stock.

(c)           Except as disclosed in the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which MT is a party restricting or otherwise relating to the transfer of any shares of capital stock of MT.

(d)           All shares of common stock or other capital stock, or any other securities or debt, of MT, which have been purchased or redeemed by MT have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of MT.

(e)           Based upon the Bank’s current level of qualified small business lending, the dividend rate on the MT SBLF Stock is 1%.

(f)            Except as set forth on the Disclosure Memorandum, no Person beneficially owns more than 10% of the issued and outstanding shares of MT Common Stock.

3.2.4       Corporate Records.  The stock records and minute books of MT: (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of MT; (c) correctly show all corporate action taken by the directors and shareholders of MT (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter or articles of association and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders.  No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books.  All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

3.2.5       Tax Returns; Taxes.  (a) To the knowledge of MT, each of MT and the Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable Laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither MT nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental entity in a jurisdiction where MT and the Bank do not file Tax Returns that MT or the Bank is or may be subject to taxation by that jurisdiction. Neither MT nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period.

(b)           The unpaid Taxes of MT and the Bank did not, as of December 31, 2014, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements, which were prepared in accordance with GAAP. Since December 31, 2014, neither MT nor the Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of MT or the Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(d)           There are no deficiencies for Taxes with respect to MT and the Bank have been set forth or claimed in writing, or proposed or assessed by a governmental entity. There are no pending, proposed or, to the knowledge of MT, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to MT and the Bank. No material issues relating to Taxes of MT or the Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of MT, the Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver, that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of MT or the Bank, or receive information relating to MT or the Bank, with respect to any Tax matter.

(e)           Neither MT nor the Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the MT or the Bank (regardless of whether the requested ruling is still pending or withdrawn).

(f)           To the knowledge of MT, each of MT and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(g)           Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), neither MT nor the Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(h)          Except for the affiliated group of which MT is the common parent, each of MT and the Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither MT nor the Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than MT and the Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(i)           Neither MT nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)           Neither MT nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)          Neither MT nor the Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(l)           MT has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. MT has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of MT, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.  Neither MT nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law).

(m)         MT has delivered or made available to United for inspection complete and correct copies of its federal and state income and franchise tax returns and reports for the past three (3) years, and complete and correct copies of all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of MT, the Bank, and any predecessor thereof and relating to Taxes for such taxable periods.  MT has delivered or made available to United the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by MT or the Bank.  There is currently no limitation on the use of the Tax attributes of MT and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

3.2.6           Financial Statements.  (a) MT has delivered to United true, correct and complete copies, including notes, of the audited financial statements of MT for the years ended December 31, 2013, 2012, and 2011, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of MT for the nine months ended September 30, 2014 (collectively, the “MT Financial Statements”).  By closing, MT will deliver true, correct and complete copies, including notes, of the audited financial statements of MT for the year ended December 31, 2014, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity.  Once delivered, such audited 2014 financial statements shall be considered MT Financial Statements.  The MT Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of MT as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

    (b)           MT has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  No changes have been made to MT’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2013 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

3.2.7           Regulatory Reports.  MT has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Office of the Comptroller of the Currency (the “OCC”) and the Forms F.R. Y-6 and F.R. Y-9SP filed by MT with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2014, 2013 and 2012, together with all such other reports filed by MT and the Bank for or during the same three-year period with the Tennessee Department of Financial Institutions (the “Tennessee Department”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “MT Reports”).  All of the MT Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

3.2.8           Enforcement Actions.  Except as set forth in the Disclosure Memorandum, (i) neither MT nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the OCC, the Tennessee Department or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither MT nor any of its subsidiaries has been advised by the Federal Reserve, the OCC, the Tennessee Department or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) MT and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither MT nor any of its subsidiaries has received any notice from the Federal Reserve, the OCC, the Tennessee Department or any other applicable regulatory or governmental agency indicating that either MT or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

3.2.9           Accounts.  The Disclosure Memorandum contains a list of each and every bank and other institution in which MT maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

3.2.10         Loans; Nonperforming and Classified Assets; Allowance.  (a) Except as set forth in the Disclosure Memorandum or as provided for in the Allowance described in subsection (d) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“MT Loans”) shown in the MT Financial Statements and any such MT Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.

(b)           All of the MT Loans are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. To the knowledge of MT, all currently outstanding MT Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such MT Loans, and the loan documents with respect to each such MT Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the MT Loans that are not reflected in the written records of the Bank.  All of the MT Loans are owned by the Bank free and clear of any Liens.  None of the MT Loans are presently serviced by third parties, and there is no obligation which could result in any MT Loan becoming subject to any third party servicing.

(c)           Except as set forth in the Disclosure Memorandum, as of the date hereof, no MT Loans were, as of December 31, 2014, over ninety (90) days delinquent in payment of principal or interest.  The Disclosure Memorandum contains a complete list of (i) each MT Loan that as of December 31, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (ii) each asset of the Bank that as of December 31, 2014 was classified as other real estate owned and the book value thereof as of December 31, 2014.

(d)           The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of MT included in the most recent MT Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of MT included in the MT Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by MT as of the dates thereof.  Prior to the Closing Date, MT will not make a material change to its methodology for determining the Allowance without providing notice to United.

3.2.11         Liabilities.  MT has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of MT, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to:  (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the MT 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by MT or any other entity covering employees of MT; or (d) environmental liabilities, except:  (i) those reflected in the MT Financial Statements; and (ii) as disclosed in the Disclosure Memorandum.

3.2.12        Absence of Changes.  Except as specifically provided for in this Agreement or specifically set forth in the Disclosure Memorandum, since December 31, 2013:

(a)           there has been no change in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;

(b)           there has been no damage, destruction or loss to the assets, properties or business of MT, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(c)           the business of MT has been operated in the ordinary course, and not otherwise;

(d)           the material properties and assets of MT used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)           the books, accounts and records of MT have been maintained in the usual, regular and ordinary manner;

(f)           there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of MT other than in the ordinary course and consistent with past practices;

(g)           there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee or any increase in the level of employee benefits, or the adoption of new employee benefits to any employee;

(h)           there has been no change in the charter, articles of association or bylaws of MT or the Bank;

(i)            there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of MT, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving MT, or affecting its operations;

(j)           there has been no issuance, sale, repurchase, acquisition, or redemption by MT of any of its capital stock except as set forth in the Disclosure Memorandum, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)          there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of MT or assumed by it with respect to any asset or assets;

(l)           there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by MT which would be required to be reflected on a balance sheet of MT prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(m)         no material obligation or liability of MT has been discharged or satisfied, other than in the ordinary course of business;

(n)          there have been no sales, transfers or other dispositions of any asset or assets of MT, other than sales in the ordinary course of business; and

(o)          there has been no amendment, termination or waiver of any right of MT under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.

3.2.13         Litigation and Proceedings.  Except as set forth in the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of MT, threatened against, by or affecting MT, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of MT or relating to the business or affairs of MT, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does MT have, to the knowledge of MT, any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.

3.2.14         Proxy Materials. Neither the MT Proxy Materials nor other materials furnished by MT to the MT shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the MT shareholders and through the Closing Date, contain with respect to MT any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3          Business Operations.

3.3.1           Permits; Compliance with Law.  (a) To its knowledge, MT has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for MT to carry on its business as presently conducted (the “Permits”).  To its knowledge, MT is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(b)      To its knowledge, MT has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect.  The Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of MT, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC.  No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of MT to conduct its business.

(c)       Except as set forth in the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of MT to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of MT, is any such notice or warning proposed or threatened.

3.3.2           Environmental.  (a) Except as set forth in the Disclosure Memorandum:

(i)           to its knowledge, MT has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by MT or adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(ii)           to the knowledge of MT, there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or threatened against MT or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by MT or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by MT;

(iii)           to its knowledge, MT has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by MT;

(iv)           to the knowledge of MT, the improvements on the property owned or leased by MT are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by MT are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(v)           to the knowledge of MT, there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by MT.

(b)       Neither MT nor, to the knowledge of MT, any of its officers, directors, employees or agents, in the course of such individual’s employment by MT, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(c)           To the knowledge of MT, except as set forth in the Disclosure Memorandum, MT has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(d)           Except as set forth in the Disclosure Memorandum, neither MT nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which MT holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(e)           MT has delivered to United true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by MT with any environmental laws or the presence of Hazardous Materials that were prepared for MT or prepared for other Persons and are in the possession, custody or control of MT.

(f)           The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials.  However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

3.3.3           Insurance.  (a) The Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, MT or through MT for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds.  All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received.  Except as set forth in the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of MT and the activities of its officers, directors and employees against such risks and in such amounts as are customary.  MT will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date.  MT has heretofore made available to United a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of MT.

(b)           The value of all bank owned life insurance (“BOLI”) owned by MT or the Bank is and has been fairly and accurately reflected in the balance sheet included in the MT Financial Statements in accordance with GAAP.

3.3.4           Trust Business; Administration of Fiduciary Accounts.   MT and the Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.3.5           Investment Management and Related Activities.  Except as set forth in the Disclosure Memorandum, none of MT, the Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

3.3.6           CRA, Anti-Money Laundering and Customer Information Security.  Neither MT nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.  Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

3.4          Properties and Assets.

3.4.1           Contracts and Commitments.  The Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with MT in the ordinary course of business), to which MT is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days.  Each such contract, agreement, guaranty and commitment of MT is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination.  MT has complied with the provisions of such contracts, agreements, guaranties and commitments.  A true and complete copy of each such document has been made available to United for examination.

3.4.2           Licenses; Intellectual Property.  MT has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Disclosure Memorandum, MT is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and, to the knowledge of MT, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by MT or presently expected to be used by it in the future.  All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by MT, are listed in the Disclosure Memorandum.  MT has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

3.4.3           Personal Property.  MT has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent MT Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except:  (a) those referred to in the notes to the MT Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of MT, is claimed to exist); and (b) those described in the Disclosure Memorandum.

3.4.4           MT Leases.  (a) All leases (the “MT Leases”) pursuant to which MT is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the MT Leases, to the knowledge of MT, any default or any claimed default by MT, MT’s lessor (where MT is the lessee under a MT Lease) or MT’s lessee (where MT is the lessor under a MT Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by MT, MT’s lessor (where MT is the lessee under a MT Lease) or MT’s lessee (where MT is the lessor under a MT Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if MT is the party in breach.

(b)           The copies of the MT Leases heretofore furnished or made available by MT to United are true, correct and complete, and the MT Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)           Except as set forth in the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for MT to enter into new leases of real property or to renew or amend existing MT Leases prior to the Closing Date.

3.4.5           Real Property.  (a) MT does not own any interest in any real property (other than as lessee) except as set forth in the Disclosure Memorandum (such properties being referred to herein as “MT Realty”).  Except as disclosed in the Disclosure Memorandum, MT has good title to the MT Realty and the titles to the MT Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to United with the Disclosure Memorandum.  MT has not encumbered the MT Realty since the effective dates of the respective title insurance policies.

(b)           Except as set forth in the Disclosure Memorandum, the interests of MT in the MT Realty and in and under each of the MT Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of MT, threatened action at law or in equity.

(c)           The present use and operations of, and improvements upon, the MT Realty and all real properties included in the Leased Properties (the “MT Leased Real Properties”) are, to the knowledge of MT, in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the MT Realty, the MT Leased Real Properties or their uses.

(d)           Except as set forth in the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, MT with respect to any MT Lease.

(e)           MT is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the MT Realty or the MT Leased Real Properties which may adversely affect the MT Realty or the MT Leased Real Properties or the current or currently contemplated use thereof.

(f)           The buildings and structures owned, leased or used by MT are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of MT.

3.5          Employees and Benefits.

3.5.1           Directors or Officers of Other Corporations.  Except as set forth in the Disclosure Memorandum, no director, officer, or employee of MT serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of MT.

3.5.2           Employee Benefits. (a) Except as set forth in the Disclosure Memorandum, (i) MT does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependants or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, stock option, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, perks or other employee benefits under any practice, agreement or understanding, and (ii) MT does not have any employment, severance, change in control or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependants or beneficiaries.

(b)           The Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by MT or its ERISA Affiliates or with respect to which MT or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”).  True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to United.

(c)           MT and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA.  For purposes of this Section 3.5.2(c), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with MT, is treated as a single employer within the meaning of Section 414 of the Code.

(d)           In all material respects, each employee benefit plan, practice, agreement or understanding set forth in the Disclosure Memorandum which includes the ERISA Plans (individually a “MT Plan” and collectively, the “MT Plans”) has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code.  With respect to each MT Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of MT, threatened involving such MT Plan or any of its fiduciaries.  With respect to each MT Plan, neither MT nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the MT Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.  Each MT Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(e)           With respect to each MT Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

(f)             Each MT Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and its related trust tax-exempt under Section 501(a) of the Code, and no event has occurred, and no condition exists, that would cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(g)           MT does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of MT beyond their retirement or other termination of service with MT other than:  (i) coverage mandated by applicable law; or (ii) benefits under the MT 401(k) Plan.

(h)           Neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will:  (i) entitle any current or former employee, officer or director of MT to severance pay, unemployment compensation or any similar or other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director, (iii) increase any benefits otherwise payable under any MT Plan or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No MT Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(i)            Each MT Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

(j)            There is no audit or investigation pending with respect to any MT Plan before any governmental authority and, to the knowledge of MT, no such audit or investigation is threatened.

(k)            MT has properly accrued on its financial statements in all material respects, the correct tally of days, for all vacation, sick leave, personal time and paid time off credited to MT Employees and individual consultants as of the date of such financial statements.  MT has, for each MT Plan and all other purposes, correctly classified all individuals and other entities providing services to MT as common law employees or independent contractors as appropriate.

(l)           MT has not entered into any commitment to modify or amend any MT Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement.  There has been no amendment to any MT Plan, interpretation or announcement by MT relating to any MT Plan, or change in eligibility, participation or coverage under any MT Plan, that would increase the expense of maintaining any such MT Plan above the level of expense incurred or with respect to such MT Plan for the most-recently completed fiscal year of MT.

(m)         Each ERISA Plan that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  No assets of MT are allocated to or being held in a “rabbi trust” or similar funding vehicle.

3.5.3       Employment and Labor Matters.  MT is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, MT.  MT has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees.  MT has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees.  Except as described in the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of MT, threatened against MT, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of MT, threatened against, or involving, as the case may be, MT with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of MT’s employees or as to any person seeking employment therefrom, and no such violations exist.  All employees and independent contractors of MT are properly classified as such for all purposes, including without limitation, the MT Plans.

3.5.4           Related Party Transactions.  Except for:  (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by MT with other Persons who are not affiliated with MT, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of MT at the time such deposits were entered into; and (c) transactions specifically described in the Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of MT).

3.6      Other Matters.

3.6.1          Approvals, Consents and Filings.  Except for the Federal Reserve, the FDIC and the Georgia Department, or as set forth in the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will:  (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MT, or any of MT’s assets.

3.6.2           Default.  (a) Except for those consents described in or set forth pursuant to Section 3.6.1 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)           constitutes a breach of or default under any contract or commitment to which MT is a party or by which any of MT’s properties or assets are bound;

(ii)          does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of MT; or

(iii)         constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of MT.

(b)           MT is not in violation of its charter documents or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which MT is a party or by which it or any of its material properties is bound.

3.6.3           Representations and Warranties.  No representation or warranty contained in this Article III or in any written statement delivered by or at the direction of MT pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

3.6.4           Absence of Brokers.  Except for Sterne, Agee & Leach, Inc. (“Sterne Agee”), which has provided financial advisory services to MT, no broker, finder or other financial consultant has acted on MT’s behalf in connection with this Agreement or the transactions contemplated hereby.

3.6.5           Fairness Opinion.  Prior to the execution of this Agreement, MT has received an opinion from Sterne Agee to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of MT from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.  MT has provided United with a true and complete copy of such opinion for informational purposes.

ARTICLE IV

CONDUCT OF BUSINESS OF MT PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, MT covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

4.1          Conduct of Business.  MT will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

4.2           Maintenance of Properties.  MT will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3           Insurance.  MT will maintain and keep in full force and effect all of the insurance referred to in Section 3.3.3 hereof or other insurance equivalent thereto.

4.4           Capital Structure.  MT will not make a change in the authorized or issued capital stock or other securities of MT, and MT will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of MT.  This Section 4.4 prohibits, without limitation, the issuance or sale by MT of any MT Stock to the MT 401(k) Plan.

4.5           Dividends.  No dividend, distribution or payment will be declared or made in respect to the MT Stock other than quarterly cash dividends payable on the MT Common Stock not to exceed, in the aggregate, $0.07 per share of MT Common Stock, quarterly cash dividends payable on the MT Convertible Preferred Stock not to exceed, in the aggregate, $12.50 per share of MT Convertible Preferred Stock, and all required dividends payable on the MT SBLF Stock, and MT will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

4.6           Amendment of Charter or Bylaws; Corporate Existence.  MT will not amend its charter or bylaws, and MT will maintain its corporate existence and powers.

4.7           No Acquisitions.  MT shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to MT.

4.8           No Real Estate Acquisitions or Dispositions.  MT will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and MT will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9           Banking Arrangements.  No change will be made in the banking and safe deposit arrangements referred to in Section 3.2.9 hereof.

4.10         Contracts.  MT will not, without the express written consent of United, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4.1 hereof.

4.11         Books and Records.  The books and records of MT will be maintained in the usual, regular and ordinary course.

4.12         Taxes and Tax Returns.  MT shall not, and shall not permit the Bank to, without the prior written consent of United (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to MT or the Bank.

4.13           Tax Free Reorganization.

   4.13.1           Each of United and MT shall use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of United, MT or their respective Subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by this Agreement) that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of United and MT agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

   4.13.2           Unless otherwise required by applicable Law, each of United and MT (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

  4.13.3           The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to United’s and MT’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 6.5 and Section 7.4 and in connection with the filing of the United Registration Statement. United’s and MT’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

  4.13.4           The certificates required pursuant to Section 4.13.3 and the tax opinions required pursuant to Section 6.5 and Section 7.4 will be in a form and content that is reasonably acceptable to both United and MT.

4.14           Advice of Changes.  MT shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.

4.15           Reports.  MT shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

4.16           Benefit Plans and Programs; Severance or Termination Payments.  MT shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of MT or its successors.  MT shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other MT Plan.

4.17           No Discussion with Others.  (a)  MT shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal (defined below) of any other Person.  In addition, MT agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal.  Furthermore, if MT or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then MT shall immediately notify United of the receipt of such Acquisition Proposal.

(b)           MT shall also notify United orally and in writing promptly (but in no event later than two business days) after receipt by MT, or any of its directors, officers, employees, representatives, agents or advisors of any proposal or offer from any Person other than United regarding an Acquisition Proposal or any request for non-public information by any Person other than United in connection with an Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep United informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in MT’s intentions with respect to the transactions contemplated hereby.

(d)           The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving MT or any of its subsidiaries and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of 10% or more of the total voting power of any class of equity securities of MT or any of its subsidiaries, or 10% or more of the consolidated total assets of MT, in each case, other than the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to MT to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

    5.1      Corporate and Financial.

5.1.1           Corporate Status. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.  United has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

5.1.2           Authority; Enforceability.  (a)  Subject to the required regulatory approvals and notice filing, as stated in Section 3.6.1, and the approval of MT shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(i)           violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(ii)           violate any provision of the articles of incorporation or bylaws of United;

(iii)           conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(iv)           constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

(b)           United has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby.  The execution, delivery, performance and terms of this Agreement by United and the consummation by United of the transactions contemplated hereby and thereby have been duly and validly approved by United, including all necessary action by the board of directors of United.  No other corporate proceedings are necessary on the part of United to authorize the execution, delivery, and performance of this Agreement by United and the consummation by United of the transactions contemplated hereby.  Assuming this Agreement constitutes the valid and binding obligation of MT, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

 5.2           Disclosure Reports.  United has a class of securities registered pursuant to Section 12(g) of the 1934 Act.  United’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2013; (b) Proxy Statement for its 2014 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and (d) other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2013 (collectively, the “United SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC.  As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

 5.3           Absence of Changes.  There has been no change in the business, assets, liabilities, results of operations or financial condition of United, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, an adverse effect on the business, operations or financial condition of United on a consolidated basis.

 5.4           Legal Proceedings. Neither United nor any of its subsidiaries is a party to any, and there are no pending or, to United’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against United or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of United or any of its subsidiaries.  There is no injunction, order, judgment, decree or material regulatory restriction imposed upon United, any of its subsidiaries or the assets of United or any of its subsidiaries.

 5.5           Enforcement Actions. Neither United nor any of its subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has United or any of its subsidiaries been advised by the Federal Reserve, Georgia Department, or any other applicable regulatory or governmental agency that it is considering issuing or requesting any Regulatory Agreement.

5.6           Approvals. United knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained.

5.7           Bank Secrecy Act; Community Reinvestment Act.  Each of United and UCB is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act.  United’s and UCB’s most recent examination rating under the Community Reinvestment Act, as amended, was “satisfactory” or better.

5.8           Sufficient Funds; Capitalization. United has, as of the date hereof, and will have at the Closing Date, sufficient cash on hand or other sources of immediately available funds to enable United to timely pay the cash portion of the Merger Consideration and consummate the transactions contemplated by this Agreement.  United is, and will be at the Effective Time, “well capitalized” as that term is defined in 12 C.F.R. 325.103.

5.9           Representations and Warranties.  No representation or warranty contained in this Article V or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to MT in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

6.1           Veracity of Representations and Warranties.  The representations and warranties of MT contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

6.2           Performance of Agreements.  MT shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3           Compliance by MT Executive Officers and Directors.  The directors and executive officers of MT shall have complied in full with the requirements of Section 2.9 hereof.

6.4           Certificates, Resolutions, Opinion.  MT shall have delivered to United:

(a)           a certificate executed by the Chief Executive Officer or President of MT, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)           a certificate executed by the Secretary of MT, dated as of the Closing Date, certifying and attesting to the: (i) charter of MT; (ii) bylaws of MT; and (iii) duly adopted resolutions of the Board of Directors and shareholders of MT (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms, and (2) authorizing all other necessary and proper corporate action to enable MT to comply with the terms hereof;

(c)           a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of association of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein, and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;

(d)           a certificate of the valid existence of MT under the laws of the State of Tennessee, executed by the Tennessee Secretary of State, and dated not more than ten (10) business days prior to the Closing Date;

(e)           an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for MT, dated the Closing Date, in the form attached hereto as Exhibit C.

6.5           Tax Opinion.  United shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to United, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of United and MT, reasonably satisfactory in form and substance to it.

6.6           Accountants’ Letter.  United shall have received a letter from Pugh CPAs dated the Closing Date, to the effect that:  At the request of MT they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of MT, as follows:

(a)           read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, of MT from December 31, 2014 through the date of the most recent monthly financial statements available in the ordinary course of business; and

(b)           consulted with certain officers and employees of MT responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)           such unaudited financial statements are not fairly presented in conformity with GAAP;

(ii)          as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of MT, in each case as compared with the amounts shown in the December 31, 2014 MT Financial Statements, are not different except as set forth in such letter, or

(iii)         for the period from December 31, 2014 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of MT, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF MT

All of the obligations of MT under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

7.1           Veracity of Representations and Warranties.  The representations and warranties of United contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of United to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2          Performance of Agreements.  United shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3          Certificates, Resolutions, Opinion.  United shall have delivered to MT:

(a)           a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as MT may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)           a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement on behalf of United, and the consummation of the transactions contemplated herein in accordance with its terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof; and

(c)           a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Georgia Secretary of State, dated not more than five (5) business days prior to the Closing Date.

7.4           Tax Opinion.  MT shall have received the written opinion of its counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, in form and substance reasonably satisfactory to MT, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of United and MT, reasonably satisfactory in form and substance to it.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

8.1           Shareholder Approval. This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of MT Common Stock1.

8.2           Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the United States Department of the Treasury, the Federal Reserve, the FDIC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3           No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

8.4           Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

ARTICLE IX

WARRANTIES AND SURVIVAL

9.1           Warranties.  All statements contained in any certificate or other instrument delivered by or on behalf of MT or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them.  Unless the context otherwise requires, the representations and warranties required of MT shall be required to be made, and shall be considered made, on behalf of MT and the Bank.

1 Pending review of any special voting rights by holders of preferred stock.

9.2          Survival of Provisions.  All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)           any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(b)           the covenant with respect to the confidentiality of certain information contained in Section 2.4 hereof.

ARTICLE X

TERMINATION

10.1        Change in United Stock Price.  This Agreement may be terminated by MT as provided by, and in accordance with, the following terms:

(a)           In the event that:

 (i)          the Average Stock Price of United Stock shall be less than $15.42 per share; and

 (ii)         the percentage difference between:

(A)         $18.14, and

(B)          the Average Stock Price (the “United Variation”),

is greater than 115% of the percentage difference between:

(Y)	$_____ (the average of the closing price of the [Index] (“Index”) for the twenty (20) consecutive trading days ending on and including __________ __, 2015, and

(Z)
the average of the closing price of the Index (as quoted on ______) or, if not reported thereby, another alternative mutually agreeable source) for the twenty (20) consecutive trading days ending on and including the Determination Date (the “Index Variation”), then, MT may at any time during the three (3) business day period following the Determination Date give notice of its intent to terminate this Agreement subject to the following provisions of this Section 10.1(a).  During the Decision Period, United may elect to adjust the Merger Consideration by paying additional shares of United Stock by increasing the Stock Exchange Ratio as necessary to cause the value of the United Stock included in the Merger Consideration to be increased by the percentage determined by subtracting 115% of the Index Variation from the United Variation.  If United decides to make such adjustment within the Decision Period, it shall give prompt written notice to MT of such adjustment, which notice, if given, shall set forth the amount of Merger Consideration to be paid and shall include a calculation of the adjusted Merger Consideration.  In the event such notice is given by United, MT shall have no right to terminate the Agreement pursuant to this Section 10.1(a) and this Agreement shall remain in full force and effect in accordance with its terms.

(b)           In the event that:

(i)	the Average Stock Price of United Stock shall be more than $20.86 per share; and

(ii)	the percentage difference between the United Variation is greater than 115% of the Index Variation,

then, United may at any time during the three (3) business day period following the Determination Date elect to adjust the Merger Consideration by paying less shares of United Stock by decreasing the Stock Exchange Ratio as necessary to cause to cause the value of the United Stock included in the Merger Consideration to be decreased by the percentage determined by subtracting 115% of the Index Variation from the United Variation.  If United decides to make such adjustment, it shall give prompt written notice to MT of such adjustment, which notice, if given, shall set forth the amount of Merger Consideration to be paid and shall include a calculation of the adjusted Merger Consideration.  In the event such notice is given by United, during the Decision Period, MT may give notice of its intent to terminate this Agreement subject to the following provisions of this Section 10.1(b).  If MT elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to United.

(c)            The following terms are used in this Agreement with the meanings set forth below:

“Average Stock Price” means the volume-weighted average closing price, rounded to the nearest hundredth of a cent, of United Stock on The Nasdaq Global Select Market for the trading days included in the Determination Period.

“Decision Period” means the three (3) day period commencing with a notice of (i) MT to terminate this Agreement under Section 10.1(a), or (ii) United to adjust the Merger Consideration under Section 10.1(b).

“Determination Date” means the tenth (10th) trading day immediately preceding the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

10.2       Material Adverse Change.

(a)           This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, if, after the date hereof, a Material Adverse Effect shall have occurred, or if MT shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)           This Agreement may be terminated at any time prior to or on the Closing Date by MT upon written notice to United, if, after the date hereof, a material adverse change in the business, operations or financial condition of United on a consolidated basis shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock or materially affects or impairs its ability to conduct its business.

10.3         Noncompliance.

(a)           This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by MT before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by MT of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice to United of such breach or, if such breach is not capable of being cured within twenty (20) days, MT has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit United’s rights thereunder.

(b)           This Agreement may be terminated at any time prior to or on the Closing Date by MT upon written notice to United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by MT; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice to MT of such breach or, if such breach is not capable of being cured within twenty (20) days, United has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit MT’s rights thereunder.

10.4         Failure to Disclose.  This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the MT Financial Statements, which was required to be disclosed by MT pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of MT which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.5         Regulatory Approval.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.6         Termination Date.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before September 30, 2015, unless otherwise agreed to in writing by the parties.

10.7         Dissenters.  This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, if the holders of more than 10% of the shares of the outstanding MT Common Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

10.8         Shareholders Vote.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of MT Stock as required by applicable law.

10.9         Acquisition Proposal.  If, while a Acquisition Proposal is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.8, (ii) MT terminates this Agreement other than pursuant to Section 10.2(b) or 10.3(b), or (iii) United terminates this Agreement, then MT shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $2 million (the “Termination Fee”), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

10.10      Effect of Termination.  Except as set forth in this Section 10.10, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement

ARTICLE XI
MISCELLANEOUS

11.1         Notices.  All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below.  Any such notice or communication shall be deemed to have been duly given immediately.  Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To United: United Community Banks, Inc. 125 Highway 515 E Blairsville, Georgia 30512 Attention: Bradley J. Miller Facsimile: (706) 745-1335 E-mail: brad_miller@ucbi.com	To MT: MoneyTree Corporation 200 E. Broadway Street Lenoir City, Tennessee 37771 Attention: C. David Allen Facsimile: (865) 988-2222 E-mail: AllenD@fnbtn.com

With copies to:

United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention:  Christian J. Zych
Facsimile:  (706) 745-1335
E-mail:  chris_zych@ucbi.com

and

Troutman Sanders LLP
Suite 5200
600 Peachtree Street
Atlanta, Georgia  30308
Attention:  James W. Stevens
Facsimile:  (404) 962-6501
E-mail:  james.stevens@troutmansanders.com

With copies to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker Donelson Center
Suite 800
211 Commerce Street
Nashville, TN 37201
Attention:  Steven J. Eisen
Facsimile:  (615) 744-5718
E-mail:  sjeisen@bakerdonelson.com

11.2         Entire Agreement.  This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between MT and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between MT and United with respect to the transactions contemplated herein and therein.

11.3         Waiver; Amendment.  Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by MT, to waive or extend the time for the fulfillment by MT of any or all of MT’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  Prior to or on the Closing Date, MT shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MT under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

11.4         Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.  This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5         No Third Part Beneficiaries.  No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of MT (including any beneficiary or dependent thereof).

11.6         Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7        Governing Law.  The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

11.8          Jurisdiction.  The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9         WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10          Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

IN WITNESS WHEREOF, MT and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Name: Jimmy C. Tallent
Title: President & Chief Executive Officer

MONEYTREE CORPORATION

By:	/s/ C. David Allen
Name: C. David Allen
Title: President & Chief Executive Officer

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